Exhibit 99.1
Apollo Education Group, Inc.
News Release

Apollo Education Group, Inc. Reports Fourth Quarter and Fiscal Year 2014 Results
Phoenix, October 21, 2014 - Apollo Education Group, Inc. (NASDAQ: APOL) today reported financial results for the three months and fiscal year ended August 31, 2014, with fourth quarter revenue of $709.7 million and diluted earnings per share from continuing operations of $0.29 per share, or $0.34 per share excluding special items.
“In 2014, we made significant progress on our ambitious plans to differentiate the University of Phoenix, diversify Apollo Education Group, and build a more efficient organization,” said Greg Cappelli, Chief Executive Officer, Apollo Education Group. “Our teams worked to realign the University of Phoenix around our distinct college-based strategy, expanded the Apollo Global network to now serve students on six continents, while maintaining a healthy balance sheet with ample capital to deploy our long-term strategic plan.”
Fourth Quarter 2014 Results of Operations
Apollo Education Group (“the Company”) reported net revenue for the fourth quarter 2014 of $709.7 million, compared to $836.4 million for the fourth quarter 2013. Fourth quarter 2014 University of Phoenix New Degreed Enrollment was 38,600, down 5.9% from fourth quarter 2013, and Degreed Enrollment decreased 13.2% to 233,500, compared to the same period from the prior year. Operating income for the fourth quarter 2014 was $42.0 million, compared to $38.6 million from the prior year fourth quarter. Income from continuing operations attributable to Apollo Education Group for the fourth quarter 2014 was $32.0 million, or $0.29 per share, compared to $23.9 million, or $0.21 per share from the prior year fourth quarter.
Excluding special items, operating income was $56.7 million for the fourth quarter 2014, compared to $104.5 million for the fourth quarter 2013, and income from continuing operations attributable to Apollo Education Group for the fourth quarter 2014 was $37.2 million, or $0.34 per share, compared to $65.4 million, or $0.58 per share, for the fourth quarter 2013. (Special items for the fourth quarter 2014 and 2013 are included in the reconciliation of GAAP to non-GAAP financial information tables of this press release.)
Fiscal Year 2014 Results of Operations
Net revenue for fiscal year 2014 was $3.0 billion, compared to $3.6 billion in the prior year, representing a 16.8% decrease. University of Phoenix Average Degreed Enrollment for fiscal year 2014 was 251,500, a 16.5% decrease from the prior year, and Aggregate New Degreed Enrollment was 146,700, down 15.2% from the prior year. Operating income was $339.0 million, compared to $434.4 million from the prior year. Income from continuing operations attributable to Apollo Education Group was $215.9 million, or $1.92 per share, compared to $253.1 million, or $2.23 per share in fiscal year 2013.
Excluding special items, operating income was $446.9 million for fiscal year 2014, compared to $606.8 million in fiscal year 2013, and income from continuing operations attributable to Apollo Education Group for fiscal year 2014 was $277.3 million, or $2.46 per share, compared to $361.7 million, or $3.19 per share, for fiscal year 2013. (Special items for fiscal year 2014 and 2013 are included in the reconciliation of GAAP to non-GAAP financial information tables of this press release.)

Balance Sheet and Cash Flow
As of August 31, 2014, the Company’s unrestricted cash and cash equivalents and short-term marketable securities totaled $1.4 billion, compared to $1.5 billion as of August 31, 2013. The decrease was primarily attributable to $172.7 million of share repurchases (which includes $13.0 million of share repurchases for tax withholding requirements on restricted stock units), $119.5 million for acquisitions, $100.7 million for capital expenditures, a net investment of $43.9 million in long-term marketable securities, and $36.7 million of net payments on borrowings. These items were partially offset by $375.9 million of cash provided by operations.
Total debt outstanding (including short-term borrowings and the current portion of long-term debt) decreased $35.0 million to $657.1 million as of August 31, 2014. Subsequent to August 31, 2014, the Company repaid the $585.0 million drawn on its principal revolving credit facility.
Institute for Professional Development
During the fourth quarter 2014, Apollo Education Group sold assets of its subsidiary Institute for Professional Development, resulting in recognizing an immaterial gain on sale. The Company sold the business primarily due to recent operating losses and limitations on its ability to further develop and expand the domestic business. Institute for Professional Development’s operating results are presented as discontinued operations for all periods presented.
Business Outlook
The Company offers the following outlook for fiscal year 2015 based on the business trends observed during the fourth quarter of fiscal year 2014, as well as management’s current expectations of future trends.

•	Net revenue of $2.80 to $2.85 billion; and

•	Operating income of $300 to $325 million, excluding the impact of special items.
The Company also provides the following outlook for the first quarter of fiscal year 2015.

•	Net revenue of $720 to $730 million; and

•	Operating income of $70 to $75 million, excluding the impact of special items.
Conference Call Information
The Company will hold a conference call to discuss these earnings results at 8:30 a.m. (ET), 5:30 a.m. (PT), today, Tuesday, October 21, 2014.
Dial-In Numbers:
877-292-6888 (Domestic)
973-200-3381 (International)
Conference ID: 95220674
A live webcast of this event may be accessed by visiting the Company’s website at www.apollo.edu. A webcast replay will be available approximately one hour following the conclusion of the call at the same link.
A telephone replay will be available approximately two hours following the conclusion of the call until October 28, 2014.
Dial-In Numbers:
855-859-2056 (Domestic)
404-537-3406 (International)
Conference ID: 95220674

About Apollo Education Group, Inc.
Apollo Education Group, Inc. is one of the world’s largest private education providers and has been in the education business since 1973. Through its subsidiaries: Apollo Global, College for Financial Planning, University of Phoenix, and Western International University, Apollo Education Group offers innovative and distinctive educational programs and services, online and on-campus, at the undergraduate, masters and doctoral levels. Its educational programs and services are offered throughout the United States and in Europe, Australia, Latin America, Africa and Asia, as well as online throughout the world.
For more information about Apollo Education Group, Inc. and its subsidiaries, call (800) 990-APOL or visit the Company’s website at www.apollo.edu.

Apollo Education Group, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended August 31,		Year Ended August 31,

(In thousands, except per share data)	2014	2013	2014	2013
Net revenue	$709,666	$836,358	$3,024,178	$3,635,924
Costs and expenses:
Instructional and student advisory	322,604	366,307	1,301,004	1,561,568
Marketing	148,654	163,142	557,649	641,784
Admissions advisory	56,121	56,721	215,196	253,319
General and administrative	70,718	91,297	287,884	326,908
Depreciation and amortization	39,051	38,179	150,575	161,733
Provision for uncollectible accounts receivable	15,822	16,232	53,819	83,798
Restructuring and other charges	23,267	67,330	85,343	197,022
Litigation charge (credit)	775	(1,400)	13,900	(24,600)
Contingent consideration (credit) charges and acquisition costs, net	(9,336)	—	19,837	—
Total costs and expenses	667,676	797,808	2,685,207	3,201,532
Operating income	41,990	38,550	338,971	434,392
Interest income	610	470	2,230	1,913
Interest expense	(1,930)	(2,671)	(7,914)	(8,745)
Other (loss) income, net	(1,177)	1,596	(547)	2,407
Income from continuing operations before income taxes	39,493	37,945	332,740	429,967
Provision for income taxes	(8,697)	(14,219)	(121,324)	(176,457)
Income from continuing operations	30,796	23,726	211,416	253,510
Loss from discontinued operations, net of tax(1)	(2,226)	(2,330)	(6,618)	(4,545)
Net income	28,570	21,396	204,798	248,965
Net loss (income) attributable to noncontrolling interests	1,213	155	4,506	(439)
Net income attributable to Apollo	$29,783	$21,551	$209,304	$248,526
Earnings (loss) per share - Basic:
Continuing operations attributable to Apollo	$0.29	$0.21	$1.94	$2.25
Discontinued operations attributable to Apollo(1)	(0.02)	(0.02)	(0.06)	(0.05)
Basic income per share attributable to Apollo	$0.27	$0.19	$1.88	$2.20
Earnings (loss) per share - Diluted:
Continuing operations attributable to Apollo	$0.29	$0.21	$1.92	$2.23
Discontinued operations attributable to Apollo(1)	(0.02)	(0.02)	(0.06)	(0.04)
Diluted income per share attributable to Apollo	$0.27	$0.19	$1.86	$2.19
Basic weighted average shares outstanding	109,364	113,105	111,354	112,712
Diluted weighted average shares outstanding	110,839	113,740	112,610	113,285
(1) Institute for Professional Development’s operating results are presented as discontinued operations for all periods presented.

Apollo Education Group, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	As of August 31,
($ in thousands)	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$1,228,813	$1,414,485
Restricted cash and cash equivalents	224,135	259,174
Marketable securities	187,472	105,809
Accounts receivable, net	225,398	215,401
Prepaid taxes	34,006	30,359
Deferred tax assets	83,871	60,294
Other current assets	58,855	64,134
Total current assets	2,042,550	2,149,656
Marketable securities	87,811	43,941
Property and equipment, net	435,733	472,614
Goodwill	259,901	103,620
Intangible assets, net	189,365	132,192
Deferred tax assets	37,335	63,894
Other assets	40,240	32,030
Total assets	$3,092,935	$2,997,947
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$609,506	$628,050
Accounts payable	63,907	73,123
Student deposits	280,562	309,176
Deferred revenue	225,818	213,260
Accrued and other current liabilities	363,607	346,706
Total current liabilities	1,543,400	1,570,315
Long-term debt	47,590	64,004
Deferred tax liabilities	22,674	12,177
Other long-term liabilities	233,942	233,442
Total liabilities	1,847,606	1,879,938
Commitments and contingencies
Redeemable noncontrolling interests	64,527	—
Shareholders’ equity:
Preferred stock, no par value	—	—
Apollo Class A nonvoting common stock, no par value	103	103
Apollo Class B voting common stock, no par value	1	1
Additional paid-in capital	—	—
Apollo Class A treasury stock, at cost	(3,936,607)	(3,824,758)
Retained earnings	5,143,949	4,978,815
Accumulated other comprehensive loss	(27,320)	(36,563)
Total Apollo shareholders’ equity	1,180,126	1,117,598
Noncontrolling interests	676	411
Total equity	1,180,802	1,118,009
Total liabilities, redeemable noncontrolling interests and shareholders’ equity	$3,092,935	$2,997,947

Apollo Education Group, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Year Ended August 31,
($ in thousands)	2014	2013
Operating activities:
Net income	$204,798	$248,965
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	42,819	49,462
Excess tax benefits from share-based compensation	(1,285)	(17)
Depreciation and amortization	150,575	161,733
Accelerated depreciation and impairments included in restructuring	7,580	62,267
Loss on asset dispositions and write-offs, net	556	8,190
Non-cash foreign currency loss, net	957	220
Provision for uncollectible accounts receivable	53,819	83,798
Deferred income taxes	(13,912)	(29,517)
Changes in assets and liabilities, excluding the impact of acquisitions and business dispositions:
Restricted cash and cash equivalents	37,233	59,160
Accounts receivable	(61,435)	(103,369)
Prepaid taxes	(2,890)	(3,985)
Other assets	6,072	(19,514)
Accounts payable	(11,950)	(1,775)
Student deposits	(30,738)	(52,587)
Deferred revenue	657	(39,091)
Accrued and other liabilities	(6,949)	54,108
Net cash provided by operating activities	375,907	478,048
Investing activities:
Purchases of property and equipment	(100,666)	(119,348)
Purchases of marketable securities	(319,079)	(208,878)
Maturities of marketable securities	188,276	65,074
Acquisitions, net of cash acquired	(119,454)	—
Other investing activities	606	(1,500)
Net cash used in investing activities	(350,317)	(264,652)
Financing activities:
Payments on borrowings	(627,822)	(636,387)
Proceeds from borrowings	591,131	610,236
Share repurchases	(172,709)	(9,537)
Share reissuances	1,793	3,867
Purchase of noncontrolling interests	(893)	(42,500)
Excess tax benefits from share-based compensation	1,285	17
Other financing activities	(4,143)	—
Net cash used in financing activities	(211,358)	(74,304)
Exchange rate effect on cash and cash equivalents	96	(982)
Net (decrease) increase in cash and cash equivalents	(185,672)	138,110
Cash and cash equivalents, beginning of year	1,414,485	1,276,375
Cash and cash equivalents, end of year	$1,228,813	$1,414,485
Supplemental disclosure of cash flow and non-cash information:
Cash paid for income taxes, net of refunds	$161,163	$201,055
Cash paid for interest	7,657	7,869
Restricted stock units vested and released	37,430	27,054
Credits received for tenant improvements	1,131	6,049
Capital lease additions	—	3,500

Apollo Education Group, Inc. and Subsidiaries
Segment Data and University of Phoenix Operating Metrics
(Unaudited)

	Three Months Ended August 31,		Year Ended August 31,
(In thousands, except enrollment data)	2014	2013	2014	2013
Net revenue:
University of Phoenix
Degree seeking gross revenues(1)	$661,029	$824,766	$2,840,946	$3,525,669
Less: Discounts and other	(62,202)	(66,378)	(251,954)	(267,215)
Degree seeking net revenues(1)	598,827	758,388	2,588,992	3,258,454
Other revenues	13,471	13,286	43,957	46,010
Total University of Phoenix	612,298	771,674	2,632,949	3,304,464
Apollo Global	77,756	46,164	338,008	275,768
Other	19,612	18,520	53,221	55,692
Net revenue	$709,666	$836,358	$3,024,178	$3,635,924
Operating income (loss):
University of Phoenix	$82,909	$113,673	$488,217	$579,670
Apollo Global	(22,557)	(32,285)	(74,189)	(59,936)
Other	(18,362)	(42,838)	(75,057)	(85,342)
Operating income	$41,990	$38,550	$338,971	$434,392
University of Phoenix Enrollment Data:
Degreed Enrollment(2)	233,500	269,000
Average Degreed Enrollment(3)			251,500	301,100
New Degreed Enrollment(4)	38,600	41,000
Degree seeking net revenues per degreed enrollment	$2,565	$2,819

(1) Represents revenue from tuition and other fees for students enrolled in University of Phoenix degree programs or certificate programs of at least 18 credits in length with some course applicability into a related degree program.

(2) Represents students enrolled in a University of Phoenix degree program who attended a credit bearing course during the quarter and had not graduated as of the end of the quarter; students who previously graduated from one degree program and started a new degree program in the quarter (e.g., a graduate of the associate’s degree program returns for a bachelor’s degree); and students participating in certain certificate programs of at least 18 credits with some course applicability into a related degree program.

(3) Represents the average of quarterly Degreed Enrollment from the beginning to the end of the respective fiscal years.
(4) Represents new students and students who have been out of attendance for more than 12 months who enroll in a University of Phoenix degree program and start a credit bearing course in the quarter; students who have previously graduated from a degree program and start a new degree program in the quarter; and students who commence participation in certain certificate programs of at least 18 credits with some course applicability into a related degree program.

Apollo Education Group, Inc. and Subsidiaries
Reconciliation of GAAP Financial Information to Non-GAAP Financial Information
(Unaudited)

Consolidated Financial Information Reconciliation	Three Months Ended August 31,		Year Ended August 31,
(In thousands, except per share data)	2014	2013	2014	2013
Operating income	$41,990	$38,550	$338,971	$434,392
Income from continuing operations before income taxes	$39,493	$37,945	$332,740	$429,967
Provision for income taxes	$8,697	$14,219	$121,324	$176,457
Effective income tax rate	22.0%	37.5%	36.5%	41.0%
Net income attributable to Apollo	$29,783	$21,551	$209,304	$248,526
Loss from discontinued operations, net of tax	2,226	2,330	6,618	4,545
Income from continuing operations attributable to Apollo	$32,009	$23,881	$215,922	$253,071
Diluted income per share from continuing operations attributable to Apollo	$0.29	$0.21	$1.92	$2.23
Special items:
Restructuring and other charges	$23,267	$67,330	$85,343	$197,022
Litigation charge (credit)	775	(1,400)	13,900	(24,600)
Contingent consideration (credit) charges and acquisition costs, net	(9,336)	—	19,837	—
Gain related to foreign indirect taxes following resolution with tax authority(1)	—	—	(11,173)	—
Special items before income taxes	14,706	65,930	107,907	172,422
Less: income tax effects of special items	(9,554)	(24,368)	(36,373)	(63,842)
Tax benefit from Internal Revenue Service settlement	—	—	(10,176)	—
Special items, net of income tax	$5,152	$41,562	$61,358	$108,580
Excluding special items:
Operating income	$56,696	$104,480	$446,878	$606,814
Income before income taxes	$54,199	$103,875	$440,647	$602,389
Provision for income taxes	$18,251	$38,587	$167,873	$240,299
Effective income tax rate	33.7%	37.1%	38.1%	39.9%
Income from continuing operations attributable to Apollo	$37,161	$65,443	$277,280	$361,651
Diluted income per share from continuing operations attributable to Apollo	$0.34	$0.58	$2.46	$3.19
(1) This gain is included in instructional and student advisory on the Company’s Condensed Consolidated Statements of Income. In fiscal year 2013, the Company recognized a charge of $10.7 million for the foreign indirect tax assessment that was not classified as a special item.

Apollo Education Group, Inc. and Subsidiaries
Reconciliation of GAAP Financial Information to Non-GAAP Financial Information
(Unaudited)

Apollo Global Financial Information Reconciliation	Three Months Ended August 31,		Year Ended August 31,
($ in thousands)	2014	2013	2014	2013
Apollo Global operating loss	$(22,557)	$(32,285)	$(74,189)	$(59,936)
Depreciation and amortization	11,747	7,027	38,168	25,982
Restructuring and other charges	707	1,954	6,091	6,053
Contingent consideration (credit) charges and acquisition costs, net	(9,844)	—	18,990	—
Gain related to foreign indirect taxes following resolution with tax authority(1)	—	—	(11,173)	—
Adjusted Apollo Global Operating Loss(2), (3), (4)	$(19,947)	$(23,304)	$(22,113)	$(27,901)
(1) In fiscal year 2013, the Company recognized a charge of $10.7 million for the foreign indirect tax assessment that was not classified as a special item.
(2) Excluding losses from Open Colleges, Adjusted Apollo Global Operating Loss would have been approximately $15 million and $6 million during the three months and year ended August 31, 2014, respectively.
(3) Open Colleges’ educational offerings generally extend beyond one year and the associated revenue is recognized over the contractual period that students are provided access to complete their program, or the time period it takes students to complete their program, as applicable. However, Open Colleges’ operating costs are period costs that are expensed as incurred and a substantial portion are incurred before, or soon after, the students begin their programs. Accordingly, as a result of Open Colleges’ rapid growth, service model, and cost structure, Apollo Global’s operating results are negatively impacted in the near term. However, these factors do not have the same adverse impact on cash flows generated from Open Colleges. Additionally, Apollo Global’s deferred revenue has increased substantially from approximately $50 million as of August 31, 2013 to $127 million as of August 31, 2014, and this amount is expected to continue to increase, perhaps rapidly, as Open Colleges continues to grow.
(4) Apollo Global’s subsidiaries experience seasonality associated with the timing of when courses begin, exam dates, the timing of their respective holidays and other factors. These factors have historically resulted in lower adjusted operating results in the second and fourth quarters because of lower net revenue, particularly for BPP, and due to BPP’s relatively fixed cost structure. The following summarizes the Adjusted Apollo Global Operating Income (Loss) for the respective periods in fiscal year 2014:

	Three Months Ended
($ in thousands)	November 30, 2013	February 28, 2014	May 31, 2014	August 31, 2014
Apollo Global operating income (loss)	$2,217	$(40,004)	$(13,845)	$(22,557)
Depreciation and amortization	6,359	9,007	11,055	11,747
Restructuring and other charges	1,263	304	3,817	707
Contingent consideration charges (credit) and acquisition costs, net	—	12,997	15,837	(9,844)
Gain related to foreign indirect taxes following resolution with tax authority	—	—	(11,173)	—
Adjusted Apollo Global Operating Income (Loss)	$9,839	$(17,696)	$5,691	$(19,947)
Use of Non-GAAP Financial Information
The Company’s non-GAAP financial measures are intended to supplement, but not substitute for, the most directly comparable GAAP measures. Management uses, and chooses to disclose to investors, these non-GAAP financial measures because: (i) such measures provide an additional analytical tool to clarify the Company’s results from operations and help to identify underlying trends in its results of operations; (ii) as to the non-GAAP earnings measures, such measures help compare the Company’s and Apollo Global’s performance on a consistent basis across time periods; and (iii) these non-GAAP measures are employed by the Company’s management in its own evaluation of performance and are utilized in financial and operational decision-making processes, such as budgeting and forecasting. Exclusion of items in the non-GAAP presentation should not be construed as an inference that these items are unusual, infrequent or non-recurring. Other companies, including other companies in the education industry, may calculate non-GAAP financial measures differently, limiting their usefulness as a comparative measure across companies.
Adjusted Apollo Global Operating Income (Loss) represents Apollo Global’s operating income (loss) excluding depreciation and amortization and certain items that the Company believes provides a meaningful indicator of operating performance across time periods principally due to the impact of acquisitions.
Forward-Looking Statements Safe Harbor
Statements about Apollo Education Group and its business in this release which are not statements of historical fact, including statements regarding Apollo Education Group’s future strategy and plans and commentary regarding future results of operations and prospects, are forward-looking statements and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations and involve a number of risks and uncertainties. Actual plans implemented and actual results achieved may differ materially from those set forth in or implied by such statements due to various factors, including without limitation: (i) the impact of increased competition from traditional public universities and proprietary educational institutions; (ii) the costs and effectiveness of University of Phoenix initiatives to improve student retention, improve student outcomes and demonstrate a compelling and cost effective relationship between a student’s education and career; (iii) changes in law or regulation affecting the University of Phoenix’s eligibility to participate in or the manner in which it participates in U.S. federal and state student financial aid programs, including changes that may be included in the reauthorization of the federal Higher Education Act and the proposed Department of Education regulations relating to gainful employment and state authorization; (iv) any adverse impact on University of Phoenix’s business arising from the Notice sanction imposed by the University’s principal accreditor, and any associated impact on the University’s pending recertification by the U.S. Department of Education for participation in Title IV student financial aid programs; (v) the impact of the Company’s restructuring initiatives; (vi) the impact of the operational and governance changes made to increase University of Phoenix autonomy in response to governance concerns expressed by its principal accreditor; (vii) the impact of any reduction in financial aid available to students, including active and retired military personnel, due to the U.S. government deficit reduction proposals, debt ceiling limitations, budget sequestration or otherwise; (viii) the impact of changes in marketing channels and other recruiting practices; (ix) changes in University of Phoenix’s business necessary to remain in compliance with U.S. federal student financial aid program regulations, including the so-called 90/10 Rule and the limitations on student loan cohort default rates, and to remain in compliance with the accrediting criteria of the relevant accrediting bodies; (x) changes in University of Phoenix enrollment or student mix; (xi) unexpected expenses or other challenges in integrating acquired businesses, consumer or regulatory impact arising from consummation of the acquired businesses, and unexpected changes or developments in the acquired businesses, and (xii) unexpected changes in the U.S. or global economy. For a discussion of the various factors that may cause actual plans implemented and actual results achieved to differ materially from those set forth in the forward-looking statements, please refer to the risk factors and other disclosures contained in Apollo Education Group’s Form 10-K for fiscal year 2014, and other filings with the Securities and Exchange Commission which are available at www.apollo.edu.

Investor Relations Contacts:
Beth Coronelli, (312) 660-2059
beth.coronelli@apollo.edu
Erin Kelly, (602) 557-3830
erin.kelly@apollo.edu
Media Contact:
Media Relations Hotline, (602) 254-0086
media@apollo.edu